LICENSE AGREEMENT ADDENDUM

THIS LICENSE AGREEMENT ADDENDUM (this "Addendum"), is made and entered this day of April, 2007 by NEXANS DEUTSCHLAND INDUSTRIES GMBH & CO. KG that acquired the rights formerly held by **KABELMETAL ELECTRO GMBH** (the "Licensor"); and **COPPERWELD BIMETALLICS LLC** (successor to Copperweld Bimetallic Products Company) (the "Company").

WITNESSETH:

WHEREAS, the Licensor and the Company are parties to a certain License Agreement, as amended and renewed dated October 18, 1991 and extended March 9, 2000, modified, supplemented or restated from time to time, being herein called the "License Agreement", a copy of which is attached hereto as Exhibit A, pursuant to which the Licensor has granted the Company the right to make, use and sell certain products in certain territory and upon the terms and subject to the conditions described therein;

WHEREAS, subject to the License Agreement the Company is obliged to pay Licensor quarterly royalties on the production of LICENSED PRODUCT as defined in the License Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1)

The formula used to determine royalty payments by the Company to Licensor under the License Agreement with respect to sales of all Licensed Product, as set forth in Section 6 of the License Agreement, will be changed to be a flat amount of $0.0325 per pound of Licensed Product sold, effective from Q2 2007. All other terms of the License Agreement relating to the royalty payments shall remain unchanged.

Article 2)

The Company will order to buy or refurbish one additional CCA line by the end of Q2 2008. If such an order is not made by the end of Q2 2008, the Company will pay $6K per quarter for 4 quarters starting Q3 2008, which amount shall be payable on the last day of each calendar quarter. These monies may be applied by the Company towards the purchase or refurbishment of a CCA line anytime throughout 2009. After 2009 the Company will no longer receive this credit towards future purchases or refurbishments of machinery.

This Addendum, and the agreement of the parties set forth herein, shall continue to be effective until the License Agreement is terminated in writing.

Except as amended hereby, all terms and conditions of the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed by their duly authorized corporate offices on the day and year first above written.

NEXANS DEUTSCHLAND INDUSTRIES GMBH & CO. KG

By: Friedrich Harten

Title: Managing Director

COPPERWELD BIMETALLICS LLC

By:

Title: Vice President